SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2009

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

The Company’s Annual Meeting of Shareholders held on December 2, 2009 in Henderson, Nevada, included a presentation by Michael Kapral, the Company’s CEO and President.  In the presentation, Mr. Kapral summarized the Company’s business and operational status.

Commenting on the Company’s 2009 fiscal year first quarter revenues (July 1, 2009 to September 30, 2008), Mr. Kapral discussed the 36% improvement over the same period for the 2009 fiscal year. He also stated that the Company’s unaudited revenues for the 5-month period ended November 30, 2009 were approximately $1.6 million, which represents a 12% improvement over the same period for the prior year.

Mr. Kapral told shareholders that with the Company was forecasting fiscal 2010 revenues (July 1, 2009 to June 30, 2010) to be approximately $6 million, which amount represents a 47% improvement over the Company’s revenues for fiscal year 2009. He also stated that the Company was pleased to accomplish the increasing revenues in this difficult economic environment.

Mr. Kapral also emphasized that the Company had implemented significant cost reductions in several areas, including board and management compensation, employee health benefits, legal and corporate governance expenses and outside services.  The Company forecast that the combination of anticipated increasing revenues and continuing implementation of cost reduction measures would contribute to the Company achieving a break-even cash flow by end of current fiscal year (June 30, 2010).

The above presentation is attached hereto as Exhibit 99.1.  The information is being furnished, not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

For more information on Amerityre and the full presentation from the 2009 Annual Shareholders meeting, visit the website at www.amerityre.com

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 – Shareholder presentation 12-2-09

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  December 2, 2009

AMERITYRE CORPORATION

By: /S/ Anders A. Suarez

Anders A. Suarez

Chief Financial Officer